Exhibit 21.1
Subsidiaries of EnerJex Resources, Inc.
As of March 31, 2010

Name of Subsidiary	State of Incorporation	Percentage Ownership
DD Energy, Inc.	Nevada	100%
EnerJex Kansas, Inc.	Nevada	100%